VIA ELECTRONIC MAIL
August 30, 2018
Jacqualyn A. Fouse, Ph.D.
Dear Jackie,
I am pleased to extend to you this offer of employment with Agios Pharmaceuticals, Inc. (the “Company”). On behalf of the Company, I set forth below the terms of your employment, should you accept our offer:
1. You will be employed to serve on a full-time basis as Chief Executive Officer (the “CEO”), reporting to the Board of Directors of the Company (the “Board”). Your employment with the Company will commence on February 1, 2019 (the “Effective Date”). You agree to devote your time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your responsibilities as an employee and the CEO of the Company, with the traditional power and duties of such office in companies similar in size to the Company and such additional other executive level duties reasonably assigned by the Board.
2. Your base salary will be at the rate of $30,208.34 per semi-monthly pay period (which if annualized is equivalent to $725,000), less all applicable taxes and withholdings. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Board.
3. Following the end of each fiscal year, you will be eligible to receive a discretionary performance cash bonus (the “Bonus”). The target amount of such Bonus will be 65% of your annualized base salary for the applicable fiscal year. Any actual Bonus awarded to you will be based on the Company’s achievement of its performance goals for the applicable fiscal year and your achievement of your performance goals for the applicable fiscal year, both as determined by the Board in its sole discretion. You must be an active employee of the Company on the date any Bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.
4. The Company will reimburse you for reasonable moving expenses incurred by you in connection with your commencement of employment on the Effective Date (the “Relocation Expenses”). The Relocation Expenses will be reimbursed in accordance with Company policy (but no later than 30 days following your submission of documentation evidencing the Relocation Expenses).
5. The Company will reimburse you for interim accommodation costs incurred by you for twelve (12) months following the Effective Date, up to $10,000 per month.
6. Subject to approval by the Board, effective as of the Effective Date or the first business day next following the Effective Date, if the Effective Date falls on a weekend or holiday (the “Grant Date”), you will be granted a stock option to purchase shares of the Company’s common stock (the “Option”) with a Black-Scholes value of $14 million, based on the closing price of the Company’s common stock on the Grant Date (the “Closing Price”); provided, however, that in no event shall the number of shares covered by the Option equal more than 0.6% of the Company’s total outstanding shares on the Grant Date. The Option will have an exercise price per share equal to the Closing Price and will become exercisable (“vest”) as follows: 25% of the shares shall vest and become exercisable on the first anniversary of the Effective Date and the remaining shares will vest and become exercisable monthly thereafter until the fourth anniversary of the Effective Date, subject to your continued provision of services to us on the applicable vesting date. The Option will be subject to the terms and conditions of the Company’s 2013 Stock Incentive Plan (the “Plan”) and the applicable award agreement.

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www.agios.com

7. Subject to approval by the Board, effective as of the Grant Date, you will be granted a number of performance share units (the “PSUs”) which number shall be determined by dividing $2.3 million by the Closing Price. Each PSU shall entitle you to receive one share of the Company’s common stock for each PSU that vests. One hundred percent (100%) of the PSUs will vest upon certification by the Company’s Compensation Committee of achievement of a stock price goal, the parameters of which have been previously agreed upon with you (the “Stock Price Goal”). The Compensation Committee shall at each Committee meeting, between the Effective Date and February 1, 2024 (such period, the “Performance Period”) assess whether or not the Stock Price Goal was achieved. If the Stock Price Goal has not been achieved as of the end of the Performance Period, the PSUs shall be forfeited and you will no longer have any rights with respect thereto.  The PSUs shall be subject to the terms and conditions of the Plan and the applicable award agreement.
8. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs.  Benefits are subject to change at any time in the Company’s sole discretion.  You also shall be eligible to receive annual equity awards, at the discretion of the Board.
9. You will be entitled to paid vacation time in accordance with the Company’s vacation policy. The Company also provides employees with paid holidays annually in accordance with the Company’s holiday schedule.
10. The Company has adopted a Severance Benefits Plan, effective April 22, 2016 (the “Severance Benefits Plan”), pursuant to which you are eligible to receive severance benefits in the event of a Covered Termination (as defined in the Severance Benefits Plan).
11. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.
12. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.
13. As a condition of your employment, you will be required to sign the Company’s standard form of Agreement Regarding Inventions, Confidentiality and Non-Competition, a copy of which is enclosed for your review (the “Restrictive Covenant Agreement”).
14. This offer of employment is contingent upon your successful completion of a background investigation. You also agree to provide to the Company, within three (3) days of the Effective Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.
Jackie, we are very excited about the prospect of you leading the Company and continuing its strategic mission, and anticipate that you will make many important contributions. If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below and return it to me, along with a signed copy of the Restrictive Covenant Agreement.
Best regards,

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www.agios.com

/s/ John Maragnore
John Maraganore, Ph.D.
Chairman of the Board

The foregoing correctly sets forth the terms of my at-will employment with Agios Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

/s/ Jackie Fouse 8/30/2018
Jacqualyn A. Fouse, Ph.D.  Date

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www.agios.com